Exhibit 10.11

HASHICORP, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

HashiCorp, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the cash, equity awards, and other compensation such Outside Director receives under this Policy.

1. Effective Date. This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (such date, the “Effective Date”).

2. Cash Compensation.

2.1. Board Member Annual Cash Retainer. Beginning with the Effective Date, each Outside Director will be paid an annual cash retainer of $30,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

2.2. Additional Annual Cash Retainers. Beginning with the Effective Date, each Outside Director who serves as Lead Independent Director or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$15,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$14,000
Compensation Committee Member:	$7,000
Nominating and Corporate Governance Committee Chair:	$8,000
Nominating and Corporate Governance Committee Member:	$4,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Lead Independent Director will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3. Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than the last day of the first month following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Lead Independent Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or Lead Independent Director from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

2.4. Retainer Award in Lieu of Cash. Each Outside Director may elect to convert all of his or her Retainer (as defined below) with respect to services to be performed in a future Fiscal Year into an award of Restricted Stock Units granted under the Plan (“Retainer Award” and such election, a “Retainer Award Election”).

2.4.1. Grant of Retainer Award. If an Outside Director elects to convert his or her Retainer into a Retainer Award, the Retainer Award will be granted automatically on the first day of the Fiscal Year to which such Retainer Award Election relates. The number of Shares subject to a Retainer Award will be determined by dividing (x) the Retainer (as defined below), by (y) the Retainer Stock Price (as defined below) (with the number of Shares subject to the Retainer Award, if any fractional Share results, rounded down to the nearest whole Share). For purposes of this Policy, “Retainer” means the aggregate annual amount of cash fees under Sections 2.1 and 2.2 above applicable to an Outside Director as of the first day of the applicable Fiscal Year for which the Outside Director receives the Retainer Award in lieu of such cash fees. For purposes of this Policy, “Retainer Stock Price” means the closing sales price of a Share on the date of the grant of the Retainer Award (or, if no closing sales price was reported on that date, on the last Trading Day such closing sales price was reported) as quoted on the established stock exchange or national market system on which the Shares are listed, as reported in The Wall Street Journal or such other source as the Board (or its Compensation Committee, or other Committee (as defined in Section 10), as applicable) deems reliable.

2.4.2. Other Terms of Retainer Award. One-fourth (1/4th) of the Shares subject to the Retainer Award will be scheduled to vest on each of June 20, September 20, December 20, and March 20 immediately following the grant date of the Retainer Award, in each case subject to the Outside Director remaining an Outside Director through the applicable vesting date. For clarity, Sections 3.4.3 and 3.4.4 will apply to each Retainer Award granted under this Policy.

2.4.3. Retainer Award Elections. Each Retainer Award Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) in the form and manner specified by the Board (or its Compensation Committee or other Committee, as applicable). An Outside Director who fails to make a timely Retainer Award Election shall not receive a Retainer Award for the next Fiscal Year, and instead shall receive the applicable cash fees payable to that Outside Director in accordance with Sections 2.1 and 2.2 above. Once a Retainer Award Election becomes effective, it will remain in effect with respect to all subsequent Fiscal Years unless the applicable Outside Director cancels such election as provided below.

(a)

Initial Election. Each individual who first becomes an Outside Director following the Effective Date (the date such individual first becomes an Outside Director, the “Initial Start Date,” and such calendar year in which the Initial Director Date occurs, the “Initial CY”) may make a Retainer Award Election with respect to the Retainer payable to such Outside Director in the Fiscal Year beginning immediately after the Initial CY (the “Initial Election”). The Initial Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) prior to 5:00 pm, Pacific Time, on the date that the individual first becomes an Outside Director (the “Initial Election Deadline”), and the Initial Election shall become irrevocable as of the Initial Election Deadline.

(b)

Annual Election. In any calendar year (other than the Initial CY for any Outside Director), each Outside Director may make a Retainer Award Election with respect to the Retainer payable to such Outside Director in the Fiscal Year beginning after such calendar year of the Retainer Award Election (an “Annual Election”). The Annual Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) by no later than 5:00 pm, Pacific Time, on December 31 of each calendar year, or such earlier deadline as required by the applicable Annual Election form (the “Annual Election Deadline”), and such Annual Election shall become irrevocable as of the Annual Election Deadline.

An Outside Director may cancel a Retainer Award Election with respect to any Retainers related to future Fiscal Years, provided that such revocation occurs no later than 5:00 pm, Pacific Time, on December 31 of the calendar year immediately prior to the Fiscal Year to which such Retainer Award Election cancellation relates, or such earlier cancellation deadline as required by the applicable Annual Election form.

3. Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3.2 through 3.4 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

3.1. No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy (except for elections as specified in Section 2.4) or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.2 and 10 below).

3.2. Initial Awards. Each individual who first becomes an Outside Director following the Effective Date automatically will be granted an award of Restricted Stock Units covering Shares (an “Initial Award”). The grant date of the Initial Award will be the first Trading Day on or after the Initial Start Date, whether the individual first becomes an Outside Director through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have a Value (as defined below) of $390,000 (with the number of Shares subject to the Initial Award, if any fractional Share results, rounded down to the nearest whole Share). If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to one-third (1/3rd) of the Shares subject to the Initial Award on each of the one (1), two (2), and three (3) year anniversaries of the Initial Award’s grant date, in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date.

3.3. Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director who has served as an Outside Director for at least six (6) months through the date of such Annual Meeting automatically will be granted an award of Restricted Stock Units covering Shares (the “Annual Award”) with a Value of $195,000 (with the number of Shares subject to the Annual Award, if any fractional Share results, rounded down to the nearest whole Share). The Annual Award will be scheduled to vest as to all of the Shares subject to the Annual Award on the earlier of (a) the one (1) year anniversary of the Annual Award’s grant date or (b) the date of the next Annual Meeting following the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.

3.4. Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:

3.4.1. Each Initial Award and Annual Award granted under this Policy will be granted under and subject to the terms and conditions of the Plan and the applicable Award Agreement previously approved by the Board or its Committee, as applicable, for use under the Plan.

3.4.2. For purposes of this Policy, “Value” means, with respect to an Award of Restricted Stock Units, its grant date fair value determined in accordance with U.S. generally accepted accounting principles.

3.4.3. The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of the Awards that may be granted under this Policy in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

3.4.4. All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4. Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, including any Initial Award, Annual Award, and Retainer Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.

5. Annual Compensation Limit. No Outside Director, in any Fiscal Year, may be granted equity awards, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees), in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of such individual’s initial service as an Outside Director. Any Awards granted or other compensation provided to an individual (a) for such individual’s services as an Employee, or for such individual’s services as a Consultant (other than as an Outside Director), or (b) prior to the Registration Date, will be excluded for purposes of this Section 5.

6. Travel Expenses. Each Outside Director’s reasonable, customary and documented travel expenses to meetings of the Board and its committees, as applicable, will be reimbursed by the Company.

7. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock issuable pursuant to Awards granted under this Policy.

8. Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed or other costs incurred as a result of Section 409A.

9. Stockholder Approval. The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.

10. Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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